SMITHFIELD FOODS, INC.
                                   EXHIBIT 11
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

Net income (loss) and the number of shares and common equivalent shares used in the computation of net income (loss) per share were computed as follows:

                                                    13 Weeks        13 Weeks
                                                     Ended           Ended
Income (loss) (in thousands)                    July 31, 1994     Aug. 1, 1993
Net income (loss)                               $       2,370    $       (369)
Dividends accumulated for Series B
   preferred stock                                       (169)           (169)
Net income (loss) available for
   common stockholders                          $       2,201    $       (538)



Shares
Weighted average shares:
   Outstanding                                         16,279          16,275
   Net effect of dilutive stock
      options                                             708             449

         Shares for computation                        16,987          16,724


         Net income (loss) per share            $         .13    $       (.03)